Exhibit 10.20

THIS PROMISSORY NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THIS PROMISSORY NOTE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

PROMISSORY NOTE

$1,622,863	June 30, 2013
Salt Lake City, Utah

FOR VALUE RECEIVED, ReposiTrak, Inc., a Utah corporation, (the “Company”), promises to pay to the order of Park City Group, Inc., or its registered assigns (“Holder”), the principal sum of One million Six hundred Twenty-two thousand Eight hundred Sixty-three Dollars ($1,622,863), on the earlier to occur of April 30, 2015 or the date of termination of that certain Omnibus Subscription, Management and Option Agreement, dated as of the date hereof, by and between the Company and Holder (the “Subscription Agreement”) (the “Maturity Date”), together with interest thereon as provided in Section 2 of this Promissory Note (this “Note”).

1. Definitions. For purposes of this Note, the following terms shall have the following meanings:

“Business Day” means any day which is not a Saturday or Sunday or a legal holiday on which national banks are authorized or required to be closed.

“Governmental Authority” means any federal, state, local or other governmental department, commission, board, bureau, agency or other instrumentality or authority, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government.

“Material Adverse Effect” means any event, matter, condition or circumstance which (i) has or would reasonably be expected to have a material adverse effect on the business, properties, operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole; (ii) would materially impair the ability of the Company or any other Person to perform or observe their respective obligations under or in respect of this Note; (iii) would materially impair the rights and remedies of Holder under this Note; or (iv) affects the legality, validity, binding effect or enforceability of this Note.

“Organic Document” means, relative to any Person, its articles or certificate of incorporation, or certificate of limited partnership or formation, its bylaws, partnership or operating agreement or other organizational documents, and all stockholders agreements, voting trusts and similar arrangements applicable to any of its capital stock, partnership interests or other ownership interests.

“Outstanding Balance” means the outstanding principal balance of this Note together with all accrued but unpaid interest hereunder.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

       2. Payment of Interest, Warrant.

(a) Interest Generally. Interest shall accrue on the outstanding principal amount of this Note at a rate equal to 8% per annum (computed on the basis of actual calendar days elapsed and a year of 365 days) payable in kind, as an addition to the outstanding principal amount due hereunder, monthly in arrears on the last day of each calendar month (each such date, an “Interest Payment Date”). The Company may elect to pay interest in cash on the outstanding principal balance of this Note on any Interest Payment Date.

(b) Default Interest. Upon the occurrence and during the continuance of any Event of Default, the Outstanding Balance under this Note shall bear interest at a rate per annum equal to 2% plus the rate otherwise applicable to this Note. Such incremental interest (i.e., the additional 2% added during the continuance of an Event of Default) shall be payable in cash.

(c) Warrant.   As additional consideration for the issuance of this Note, the Company shall issue to Holder a warrant exercisable for 300,000 shares of the Company’s Common Stock (the “Warrant”).  The Warrant shall have a term of nine years from the date of issuance, and shall have an aggregate exercise price of $350,000, or $1.17 per share.

3. Payments.

(a) Form of Payment. All payments of cash interest and principal shall be in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to Holder at such address as previously provided to the Company in writing (which address, in the case of Holder as of the date of issuance hereof, shall initially be the address for Holder as set forth in this Note); provided that Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and Holder’s wire transfer instructions.  All payments shall be applied first to accrued interest, and thereafter to principal.

(b) Prepayment. The Company shall have the right to prepay the Outstanding Balance owed under this Note in whole or in part at any time.

4. Representations and Warranties. The Company hereby makes the following representations and warranties to Holder:

(a) Organization, Good Standing and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to execute, deliver and perform its obligations under this Note. The Company is qualified to do business and is in good standing in each jurisdiction in which the failure so to qualify or be in good standing would have a Material Adverse Effect, and has all requisite power and authority to own its assets and carry on its business.

(b) Corporate Power and Authorization; Consents. The execution, delivery and performance by the Company of this Note have been duly authorized by all necessary action of the Company and do not and will not (i) contravene the terms of the Company’s Organic Documents; (ii) result in a breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any lease, instrument, contract or other agreement to which the Company is a party or by which its properties may be bound or affected; (iii) necessitate the consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any third party; or (iv) violate any provision of any law, rule, regulation, order, judgment, decree or the like binding on or affecting the Company, except in the case of each of clauses (ii), (iii) and (iv), such as would not result in a Material Adverse Effect.

(c) Enforceability. This Note constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms

5. Covenants. So long as any indebtedness under this Note remains outstanding, the Company shall provide to Holder, as soon as possible and in any event within three (3) days after the occurrence thereof, written notice of an Event of Default, which notice sets forth the details of such event and the action which is proposed to be taken by the Company with respect thereto.

6. Default.

(a) Events of Default. For purposes of this Note, any of the following events which shall occur shall constitute an “Event of Default”:

(i) any indebtedness under this Note is not paid when and as the same shall become due and payable, whether at maturity, by acceleration, thirty (30) days following notice of prepayment or otherwise;

(ii) default shall occur in the observance or performance of the covenant, obligation or agreement of the Company contained in Section 5 above, any other provision of this Note, or any term or condition set forth in the Subscription Agreement, and such default shall continue uncured for a period of thirty (30) days;

(iii) the Company shall (A) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of itself or any part of its property, (B) become subject to the appointment of a receiver, trustee, custodian or liquidator for itself or any part of its property, (C) make an assignment for the benefit of creditors, (D) institute any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or file a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or file an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (E) become subject to any involuntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally; or

(iv) the Company shall liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), or take any action to authorize any of such actions or events;

 (b) Consequences of Events of Default.

(i) If an Event of Default shall occur for any reason, whether voluntary or involuntary, and the same shall be continuing, Holder may, upon notice or demand by delivering a default notice to the Company (“Default Notice”), declare the Outstanding Balance under this Note to be due and payable, whereupon the Outstanding Balance under this Note shall be and become immediately due and payable, and the Company shall immediately pay to Holder the entire Outstanding Balance. The Parties agree and acknowledge that the Note shall not be in default, and the entire Outstanding Balance payable Holder hereunder shall not be due and payable, unless and until the Holder hereof has delivered a Default Notice to the Company.  Upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the United States Bankruptcy Code, then the Outstanding Balance under this Note shall automatically be due immediately without notice of any kind. The Company agrees to pay Holder all out-of-pocket costs and expenses incurred by Holder (including attorney’s fees) in connection with the enforcement or protection of its rights in relation to this Agreement, including any suit, action, claim or other activity of Holder to collect the Outstanding Balance under this Note or any portion thereof, or in connection with the transactions contemplated hereby.

(ii)  Notwithstanding the foregoing Section 6(b)(i), if the Default Notice is due to the failure to pay any indebtedness under this Note as required by Section 6(a)(i), the Company shall have a one-time right of ninety (90) days following the date in which a payment under this Note is due in which to cure the Event of Default by the payment to the Holder of at least twenty-five percent (25%) of the Outstanding Balance due Holder under the terms of this Note (the “Cure Amount”).  If after the payment of the Cure Amount, there remains an Outstanding Balance, the Maturity Date shall be automatically extended for one year from the date of payment of the Cure Amount.

(iii) Holder shall also have any other rights that Holder may have been afforded under any contract or agreement at any time and any other rights that Holder may have pursuant to applicable law.

7. Lost, Stolen, Destroyed or Mutilated Note. In case this Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of such mutilated Note, or in lieu of this Note being lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of such loss, theft or destruction.

8. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE COMPANY (BY ITS EXECUTION HEREOF) AND HOLDER (BY ITS ACCEPTANCE OF THIS NOTE) WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION ARISING OUT OF OR BASED UPON OR RELATING TO THIS NOTE OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.

9. Governing Law. This Note shall be deemed to be a contract made under the laws of the State of Utah and for all purposes shall be governed by, construed under, and enforced in accordance with the laws of the State of Utah.

10. Amendment and Waiver. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Holder.

11. Notices. Any notice or other communication in connection with this Note may be made and is deemed to be given as follows: (i) if in writing and delivered in person or by courier, on the date when it is delivered; (ii) if by facsimile, when received at the correct number (proof of which shall be an original facsimile transmission confirmation slip or equivalent); or (iii) if sent by certified or registered mail or the equivalent (return receipt requested), on the date such mail is delivered, unless the date of that delivery is not a Business Day or that communication is delivered on a Business Day but after the close of business on such Business Day in which case such communication shall be deemed given and effective on the first following Business Day. Any such notice or communication given pursuant to this Note shall be addressed to the intended recipient at its address or number (which may be changed by either party at any time) specified as follows:

If to the Company:	ReposiTrak, Inc. 299 S. Main Street, Ste. 2300 Salt Lake City, UT 84111 Facsimile No.: Telephone No.: _____________ Attention: Chief Executive Officer

With a copy to:	____________________ ____________________ ____________________

If to Holder:	Park City Group, Inc. 299 S. Main Street Suite 2370 Salt Lake City, Utah 84111 Facsimile No.: 435-645-2100 Telephone No.:

With a copy to:	Disclosure Law Group 501 West Broadway, Suite 800 San Diego, CA 92101 Facsimile No.: 619-330-2101 Telephone No.: 619-795-1134 Attn: Daniel W. Rumsey, Managing Partner

12. Severability. If at any time any provision of this Note shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Note.

13. Assignment. The provisions of this Note shall be binding upon and inure to the benefit of each of the Company and Holder and their respective successors and assigns, provided that the Company shall not have the right to assign its rights and obligations hereunder or any interest herein. This Note may not be endorsed, assigned and transferred in whole or in part by Holder to any other Person without the written consent of the Company.

14. Remedies Cumulative; Failure or Indulgence Not a Waiver. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note. No failure or delay on the part of Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

15. Entire Agreement. This Note contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Note.

16. Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

IN WITNESS WHEREOF, each of the undersigned has caused this Note to be duly executed by its officers, thereunto duly authorized as this, the 20th day of September, 2013.

REPOSITRAK, INC.

By:	/s/ Rich McKeown
Name:	Rich McKeown
Title:	CEO/ President

PARK CITY GROUP, INC.

By:	/s/ Randy Fields
Name:	Randy Fields
Title:	Chief Executive Officer